WAIVER TO STOCKHOLDERS AGREEMENT
This waiver (the “Waiver”) is entered into effective as of December 4, 2018 (the “Effective Date”) by and among HighPoint Resources Corporation, a Delaware corporation (the “Company”), Fifth Creek Energy Company, LLC, a Delaware limited liability company (the “Investor”), and NGP Natural Resources XI, L.P. (the “Fund”), and relates to that certain Stockholders Agreement, by and among the Company, the Investor and the Fund dated as of March 19, 2018 (the “Agreement”).
WITNESSETH:
WHEREAS, Section 1.1(a) of the Agreement provides that the board of directors of the Company (the “Board”) shall be comprised of no more than eleven members;
WHEREAS, the Board currently consists of eleven members;

WHEREAS, the Board, the Investor and the Fund all desire that Lori A. Lancaster be appointed as a member of the Board, and therefore to increase the number of authorized directorships on the Board to twelve, subject to the terms set forth herein.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Company, the Investor and the Fund hereby agree that, notwithstanding anything to the contrary in the Agreement:
1.At the meeting of the Board to be held on or about December 4, 2018, the Board may increase the number of authorized directorships on the Board to twelve subject to the terms set forth herein, and may fill the resulting vacancy by appointing Ms. Lancaster to the Board, to serve until the Company’s 2019 annual meeting of stockholders.
2.Upon the recommendation of the Nominating and Corporate Governance Committee, the Board may nominate and recommend that stockholders of the Company re-elect Ms. Lancaster to the Board at the Company’s 2019 annual meeting of stockholders.
3.Following the Company’s 2019 annual meeting of stockholders, upon the recommendation of the Nominating and Corporate Governance Committee or any successor to such committee, the Board may nominate and recommend that stockholders of the Company re-elect Ms. Lancaster to the Board at any meeting of the Company’s stockholders at which directors are to be elected unless the Investor provides written notice to the Company of its objection to such nomination and recommendation at least 120 days in advance of such meeting (or, in the case of a special meeting, such shorter period as is reasonable in the circumstances).
4.For so long as Ms. Lancaster is a member of the Board, she shall not be considered either a “Board Representative” or a “Non-Investor Director” (as those terms are defined in the Agreement) for purposes of the Agreement, and all provisions of the Agreement relating to the composition of the Board shall be interpreted to the maximum extent practicable as if she were not a member of the Board.

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5.The waiver to increase the size of the Board to twelve shall apply for so long as Ms. Lancaster is a member of the Board. In the event that she is not appointed to the Board or upon joining the Board she otherwise ceases to be a member of the Board, as applicable, the waiver granted herein to increase the size of the Board to twelve members shall be deemed withdrawn and to the extent required pursuant to the Agreement, the Company shall need to seek another waiver for purposes of increasing the authorized directorships.

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed by their respective authorized officers on the date and year first above written.

HIGHPOINT RESOURCES CORPORATION

By: /s/ R. Scot Woodall
Name: R. Scot Woodall
Title: Chief Executive Officer
FIFTH CREEK ENERGY COMPANY, LLC
By: /s/ Michael Starzer
Name:Michael Starzer
Title: Chairman & CEO

NGP NATURAL RESOURCES XI, L.P.
By: G.F.W. Energy XI, L.P., general partner
By: G.F.W. XI, L.L.C., general partner

By: /s/ Tony R. Weber
Name: Tony R. Weber
Title: Authorized Person